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                                           Contacts:  Roy Winnick or Mark Semer
                                                      Kekst and Company
                                                      212-521-4842 or 4802


            KOLLMORGEN MAILS DEFINITIVE PROXY STATEMENT TO ITS
                SHAREHOLDERS FOR SPECIAL MEETING RELATING TO
                BUSINESS COMBINATION WITH PACIFIC SCIENTIFIC


WALTHAM, Mass., December 29, 1997--Kollmorgen Corporation (NYSE: KOL), of Waltham, Mass., announced today that it has mailed to its shareholders a definitive proxy statement seeking proxies to vote in favor of the issuance of Kollmorgen common stock in connection with its proposed business combination with Pacific Scientific Company (NYSE: PSX). The proxies are to be used at a special meeting of Kollmorgen's shareholders to be held on Wednesday, January 28, 1998 at 10:00 a.m. at BankBoston, N.A., 100 Federal Street, Boston, Massachusetts, and at any adjournments or postponements thereof.

The approval by Kollmorgen's shareholders of the Issuance of Kollmorgen common shares in the proposed merger is a condition to Kollmorgen's pending tender offer for a majority of Pacific Scientific's outstanding common stock.

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